Exhibit 5.1

Stikeman Elliott LLP
Barristers & Soliciters
115 Reneé-Lévesque Blvd. W.
41st Floor
Montréal, QC Canada h3b 3v2

Main: 514-397-3000
Fax: 514-397-3222
www.stikemane.com

December 4, 2020
Lightspeed POS Inc.
700 Saint-Antoine Street East
Suite 300
Montréal, Québec, Canada
H2Y 1A6
Re:	Registration of 1,226,214 Subordinate Voting Shares of Lightspeed POS Inc.
Dear Sirs/Mesdames:
We have acted as Canadian counsel to Lightspeed POS Inc., a company incorporated under the Canada Business Corporations Act (the "Company"), in connection with the registration under the United States Securities Act of 1933, as amended (the "Act"), pursuant to a Registration Statement on Form S-8 (the "Registration Statement"), filed on or about the date hereof with the United States Securities and Exchange Commission (the "SEC"), of up to an aggregate of 1,226,214 subordinate voting shares of the Company (the "Registration Shares"), which are issuable pursuant to the ShopKeep Inc. Amended and Restated 2011 Stock Option and Grant Plan, as may be amended from time to time (the "ShopKeep Plan"). The Company has assumed the options issued under the ShopKeep Plan pursuant to the Agreement and Plan of Merger and Reorganization, dated as of November 4, 2020 (as amended, restated or supplemented from time to time, the "Merger Agreement"), by and among the Company, Harmony Merger Sub Inc., Lightspeed Commerce USA Inc., ShopKeep Inc. and Shareholder Representative Services LLC.
For the purposes of this opinion, we have examined the Registration Statement and originals, or copies certified or otherwise identified to our satisfaction of, the ShopKeep Plan. We have also examined originals or copies, certified or otherwise identified to our satisfaction of, and relied upon the following documents (collectively, the "Corporate Documents"):
(a)	the certificate of incorporation and restated articles of incorporation of the Company;
(b)	the by-laws of the Company;
(c)	certain resolutions of the Company's directors and shareholders; and
(d)	a certificate of an officer of the Company (the "Officer's Certificate").
We also have reviewed such other documents, and have considered such questions of law, as we have deemed relevant and necessary as a basis for the opinion expressed herein. We have relied upon the Corporate Documents without independent investigation of the matters provided for therein for the purpose of providing our opinion expressed herein.
In examining all documents and in providing our opinion expressed herein, we have assumed that:
(a)	all individuals had the requisite legal capacity;
(b)	all signatures are genuine;
(c)	all documents submitted to us as originals are complete and authentic and all photostatic, certified, telecopied, notarial or other copies conform to the originals;
(d)	all facts set forth in the official public records, certificates and documents supplied by public officials or otherwise conveyed to us by public officials are complete, true and accurate; and
(e)	all facts set forth in the certificates supplied by the respective officers and directors, as applicable, of the Company, including the Officer's Certificate, are complete, true and accurate.
Our opinion is expressed only with respect to the laws of the Province of Québec (the "Jurisdiction") and the federal laws of Canada applicable therein. Any reference to the laws of the Jurisdiction includes the federal laws of Canada that apply in the Jurisdiction.
Our opinion is expressed with respect to the laws of the Jurisdiction in effect on the date of this opinion. We have no responsibility or obligation to: (i) update this opinion, (ii) take into account or inform the addressee or any other person of any changes in law, facts or other developments subsequent to this date that do or may affect the opinion we express, or (iii) advise the addressee or any other person of any other change in any matter addressed in this opinion, nor do we have any responsibility or obligation to consider the applicability or correctness of this opinion to any person other than the addressee.
Where our opinion refers to any of the Registration Shares as being issued as "fully-paid and non-assessable" subordinate voting shares, such opinion assumes that all required consideration (in whatever form) has been, or will be, paid or provided and no opinion is expressed as to the adequacy of any such consideration paid or provided.
Based and relying upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that the Registration Shares have been validly authorized for issuance pursuant to the ShopKeep Plan and will, when issued in accordance with such authorization and the terms of the ShopKeep Plan, be validly issued as fully paid and non-assessable.
This opinion has been prepared for your use in connection with the Registration Statement and is expressed as of the date hereof. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Registration Statement or the Registration Shares.
We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under the Act or the rules and regulations promulgated thereunder. This opinion may not be quoted from or referred to in any documents other than the Registration Statement as provided for herein without our prior written consent.

Yours truly,
/s/ Stikeman Elliott LLP
Stikeman Elliott LLP